US_ACTIVE-172953588.1-JGAROMAT COMPENSATION RECOUPMENT (“CLAWBACK”) POLICY Purpose F.N.B. Corporation (the “Company”) is establishing this policy to align the interests of executive officers of the Company with those of shareholders, to create and maintain a culture that emphasizes integrity and accountability and to enforce the Company’s pay-for-performance compensation philosophy. This policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). Administration This Policy shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations and rules as it deems to be necessary or advisable for its administration. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange (“NYSE”). Any determinations made by the Committee shall be final and binding on all affected individuals. Covered Persons This Policy applies to (i) the Company’s current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act, the definition of executive officer set forth in Rule 10D-1 and the Listing Standards (“Covered Executives”), and (ii) any officer or employee who is not a Covered Executive and who the Committee determines willfully committed an act of fraud, dishonesty or recklessness in the performance of the officer’s duties (“Misconduct”) which contributed to the non-compliance that resulted in the obligation for an Accounting Restatement (“Other Officers”, and together with Covered Executives, the “Covered Persons”). For this purpose, an “executive officer” includes any current or former person determined by the Company to be a Section 16 Officer or otherwise defined as such in the Exchange Act. Recoupment; Accounting Restatement In the event that the Company is required to prepare an Accounting Restatement, as defined herein, the Committee will promptly require reimbursement or forfeiture of any Excess Incentive Compensation, as defined herein, received by any Covered Person during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, and including any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, except that a transition period comprising a period of at least nine months shall count as a full fiscal year. The Policy applies to all Incentive-Based Compensation received by a Covered Person (i) after beginning service as an officer or employee (including as an executive officer); (ii) who served as Exhibit 97

- 2 - an officer or employee (including as an executive officer) at any time during the performance period for that Incentive-Based Compensation; and (iii) while the Company has a listed class of securities. For the avoidance of doubt, recovery of amounts under this Policy with respect to a Covered Executive shall not require the finding of any Misconduct by such Covered Executive or that such Covered Executive is responsible for any error associated with an Accounting Restatement. For purposes of this Policy, an “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute an Accounting Restatement unless provided under then current accounting standards: (i) retrospective application of a change in accounting principal; (ii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company and its subsidiaries; (iii) retrospective revision due to a discontinued operation, (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure. Also for purposes of this Policy, the date on which the Company is required to prepare an accounting restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed. Excess Incentive Compensation: Amount Subject to Recovery The amount subject to recovery (the “Excess Incentive Compensation”) is the excess of the Incentive-Based Compensation paid to the Covered Person based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Person had it been based on the restated results. Excess Incentive Compensation shall be determined by the Committee without regard to any taxes paid by the Covered Person with respect to the Excess Incentive Compensation and pursuant to an audit performed by an independent auditor retained by the Committee using methods and metrics consistent with those used to determine the comprehensive effect on Incentive-Based Compensation, and each affected Covered Executive, where feasible, shall be given the opportunity to be heard at a meeting of the Committee (which may be in person or virtual). For Incentive-Based Compensation based on stock price or total shareholder return: (i) the Committee shall determine the amount of the Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

- 3 - “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is received for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of this Policy, Financial Reporting Measures include, but are not limited to, the following, and any measures derived from the following: revenues; earnings before interest, taxes, depreciation and amortization; net income; Company stock price; and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Method of Recoupment The Committee shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, provided that prior to recouping under any other method, the Committee shall reduce unpaid Incentive-Based Compensation. Additional methods of recoupment include, without limitation, the following: (a) seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Committee may recover amounts under this Policy from any amount otherwise payable to the Covered Person and shall evaluate all methods of recoupment in compliance with Rule 10D-1 and endeavor to recoup amounts in the most tax efficient manner possible. The costs of administering this Policy, including any audit fees, are the responsibility of the Company. The Company is authorized and directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: • The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to

- 4 - recover any amount of Excess Incentive Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or • Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. No Indemnification of Covered Persons The Company shall not indemnify any Covered Person against the loss of any incorrectly awarded Excess Incentive Compensation. The Company is prohibited from paying or reimbursing a Covered Person for purchasing insurance to cover any such loss. Board Indemnification Any members of the Board of Directors or its delegates, including employees of the Company who assist in the administration of the Policy, to the extent that their actions are consistent with Rule 10D-1, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company, subject to the prohibition on indemnification described under the section titled “No Indemnification of Covered Persons”, to the fullest extent under applicable law and Company organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board of Directors or its delegates under applicable law or Company organizational documents and policy. Effective Date This Policy shall be effective as of the effective date of the Listing Standards (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Persons on or after the Effective Date and during the applicable clawback period described herein, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Persons prior to the Effective Date. Amendment and Termination The Committee shall amend this Policy from time to time as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, to comply with any rules or standards adopted by NYSE, and to comply with (or maintain an exemption from the application of) Section 409A of the Code. Such amendments shall be applied prospectively unless otherwise required by law. The Committee may terminate this Policy at any time. Other Recoupment Rights The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar

- 5 - agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy in accordance with Rule 10D-1. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Severability The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Governing Law This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. Successors This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives. Amendment and Restatement This Policy amends, restates, and replaces in its entirety that certain F.N.B. Corporation Compensation Recoupment Policy, adopted on August 20, 2020. Exhibit Filing Requirement A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.